Certificate of Amendment
                                     to the
                          Certificate of Incorporation
                                       of
                              Infinite Group, Inc.

      The undersigned, being the President and Secretary of Infinite Group, Inc. (the "Corporation") hereby certifies that:

      FIRST: The name of the Corporation is Infinite Group, Inc.

      SECOND: The Certificate of Incorporation was filed with the Secretary of State on October 14, 1986.

      THIRD: The Amendment of the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment is to effectuate a one-for-five reverse split. Prior to this amendment, the Corporation had 20,000,000 shares of common stock, $.001 par value per share authorized, of which 13,326,000 shares of common stock, $.001 par value per share, were issued and outstanding. Upon the reverse split becoming effective, the Corporation will have 20,000,000 shares of common stock, $.001 par value per share authorized, of which approximately 2,665,200 shares of common stock, $.001 par value per share, will be issued and outstanding. Fractional shares which result from the reverse split shall be rounded upward to the nearest whole share.

      FOURTH: To accomplish the foregoing amendment, Article FOURTH is hereby amended and restated as follows:

            "FOURTH: The total number of shares of stock which the corporation shall have authority to issue is twenty-one million (21,000,000) shares of which twenty million (20,000,000) shares shall be Common Stock with a par value of each of $.001 per share and one million (1,000,000) shares shall be Preferred Stock with a par value of $.01 per share.

                  Additional designations of powers, the rights and preferences and the qualifications, limitations or restrictions with respect to each class of stock of the corporation shall be determined by the Board of Directors from time to time.

                  In furtherance of a one-for-five reverse stock split effective on February 16, 1999 at 7:00 a.m. Eastern Standard Time, every five shares of common stock issued and outstanding at that time shall be converted into one share of common stock, par value $.001 per share, for each stockholder of record on the close of business on February 12, 1999. Fractional shares shall be rounded upward to the nearest whole share.

                  No holder of any shares of the stock of the corporation,
            whether now or hereafter authorized and issued, shall be entitled as of right to purchase or subscribe for (1) any unissued stock of any class, or (2) any additional shares of any class to be issued by reason of any increase of the authorized capital stock of the corporation of any class, or (3) bonds, certificates of indebtedness, debentures or other securities convertible into stock of the corporation, or carrying any right to purchase stock of any class, but any such unissued stock or such additional authorized issue of any stock or of other securities convertible into stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such person, firms, corporations or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion."

      FIFTH: The foregoing amendment was adopted by the directors and stockholders of the Corporation at duly called meetings of the board and stockholders, respectively, in accordance with the provisions of ss.242 of the General Corporation Law.

      IN WITNESS WHEREOF, this Certificate is subscribed on the 3rd day of February, 1999 by the undersigned who affirm under penalties of perjury that the statements contained herein are true and correct.


                                -------------------------------------
                                Clifford G. Brockmyre, President


                                -------------------------------------
                                Daniel T. Landi, Secretary


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